CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

Investor Contact:  Heather J. Wietzel

(513) 870-2768

Media Contact:  Joan O. Shevchik

(513) 603-5323

The Cincinnati Insurance Companies Name New Manager of Headquarters Claims Operations

• Bruce S. Fisher, CPCU, AIC, succeeds James E. Benoski, who recently was appointed president

• Additional associates advance in reorganization of Headquarters Claims department

Cincinnati, June 1, 2006—Cincinnati Financial Corporation (Nasdaq:CINF) – The Cincinnati Insurance Companies announced today that Bruce S. Fisher has been appointed manager of headquarters claims, effective June 1. In this position, he will lead the Headquarters Claims department, reporting to James E. Benoski, vice chairman and chief insurance officer, who was named president of Cincinnati Financial Corporation and The Cincinnati Insurance Company on May 6, 2006.

The Headquarters Claims department supports the company’s Field Claims department, reviews reserves, ensures statutory compliance, supervises large claims and manages specialty claims and complex claims such as those involving litigation.

Fisher has served since 1998 as vice president of The Cincinnati Insurance Company and its subsidiaries, The Cincinnati Casualty Company and The Cincinnati Indemnity Company, which together form the company’s property casualty group. His recent responsibilities have included managing casualty claims. He advanced through the ranks, serving as a field claims representative for nine years before joining the Headquarters Claims department in 1979. Fisher holds a degree in business administration from Defiance College and earned the Chartered Property Casualty Underwriter (CPCU) professional designation in 1988.

Several headquarters claims associates are advancing effective June 1 as the department reorganizes following the promotions of Benoski and Fisher. Martin J. Mullen, CPCU, has been promoted to Fisher’s former position as manager of casualty claims; Robert W. Wallace, CPCU, has been named assistant manager of casualty claims; and Troy M. Reichers has been named manager of complex claims. Two areas of Headquarters Claims, the Special Investigations Unit and Claims Administration, continue to report directly to Benoski.

Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, “Jim Benoski has developed tremendous depth and experience within Headquarters Claims, which should serve us well in this transition. These associates have, on average, 30 years of professional claims experience, including service as field claims representatives. With Jim as president and Bruce as manager of headquarters claims, I’m confident we’ll continue to excel in this strategic area, providing support to the 750 field claims representatives who bring prompt and personal claims service to the people and businesses in their local communities.”

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company’s Web site at www.cinfin.com.

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